Exhibit 99.1

NUBURU Strengthens Executive Management Team

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Ron Nicol Appointed as Executive Chairman to Scale NUBURU’s Commercial Efforts
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Dr. Mark Zediker, CEO of NUBURU, to Focus on Production and Development

CENTENNIAL, Colo., Sept. 25, 2023 -- NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced that its board of directors has appointed Ron Nicol as Executive Chairman, effective immediately. Mr. Nicol, who joined NUBURU as a Director in 2020, previously acted as the independent Chairman of the Board since 2023. In his newly extended role as Executive Chairman, Mr. Nicol will prioritize scaling the Company’s commercial efforts as well as executive administrative functions.

Mr. Nicol’s extensive executive experience spans over 40 years and is paired with a background in physics and the Nuclear Navy. He has been a Senior Advisor to Boston Consulting Group since 2016, where prior to that, he was a longtime senior partner and managing director leading the Technology, Media & Telecommunications practice.

Dr. Mark Zediker, CEO and Co-Founder of NUBURU, will focus on scaling the Company’s production capacity to meet existing as well as expected customer demand. In addition, Dr. Zediker will continue to lead NUBURU’s technology and development efforts centered around the introduction of multi-kilowatt and single-mode blue laser systems, as well as identify strategic and opportunistic projects in the defense and government markets.

Mr. Nicol commented: “Scaling NUBURU’s commercial efforts is critical for the Company’s growth strategy as a public company. I’m looking forward to partnering with Mark and the rest of the incredibly talented management team, as we focus our efforts on the commercialization of the blue laser technology.”

Dr. Zediker added: “Having Ron in an active management position will allow us to double down on our efforts to scale the business. Our commercial success goes hand-in-hand with production and delivery of cutting-edge technology.”

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Exhibit 99.1

Contact:

Investor Relations:
Cody Slach & Ralf Esper
Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860

Media Relations:
Zach Kadletz & Anna Rutter

Gateway Group, Inc.

BURU@gateway-grp.com
(949) 574-3860